                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Alliant Energy Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:
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     (4) Date Filed:
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Notes:




Reg. (S) 240.14a-101.
SEC 1913 (3-99)

NOTICE OF 2002 ANNUAL MEETING


[ALLIANT ENERGY LOGO]


Alliant Energy
Corporation

Proxy Statement



YOUR VOTE IS IMPORTANT

                          ALLIANT ENERGY CORPORATION

                         ANNUAL MEETING OF SHAREOWNERS

                    DATE: May 15, 2002

                    TIME: 1:00 PM, Central Daylight Savings Time

                LOCATION: U. S. Cellular Center
                          370 First Avenue, NE
                          Cedar Rapids, Iowa



                        SHAREOWNER INFORMATION NUMBERS

                  LOCAL CALLS (MADISON, WI AREA) 608-458-3110

                  TOLL FREE NUMBER.............. 800-356-5343

[LOGO] Alliant Energy /TM/
                                                  Alliant Energy Corporation
                                                  4902 North Biltmore Lane
                                                  P. O. Box 2568
                                                  Madison, WI 53701-2568
                                                  Phone: 608-458-3110

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Alliant Energy Corporation Shareowner:

On Wednesday, May 15, 2002, Alliant Energy Corporation (the "Company") will hold its 2002 Annual Meeting of Shareowners at the U. S. Cellular Center, 370 First Avenue, NE, Cedar Rapids, Iowa. The meeting will begin at 1:00 p.m. Central Daylight Savings Time.

Only shareowners of record at the close of business on March 25, 2002 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured. At the meeting, the Company's shareowners will:

    1. Elect four directors for terms expiring at the 2005 Annual Meeting of Shareowners;

    2. Consider and vote upon a proposal to approve the 2002 Equity Incentive Plan; and

    3. Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If your shares are registered directly with the Company's Shareowner Services Department, then you may vote these shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage paid envelope.

A copy of the 2001 Annual Report of the Company is enclosed.

                                          By Order of the Board of Directors

                                            /s/ F. J. Buri

                                          F. J. Buri
                                          Corporate Secretary

Dated, mailed and made available on the
Internet on or about April 4, 2002.

                               TABLE OF CONTENTS


Questions and Answers.......................................................  1

Election of Directors.......................................................  4

2002 Equity Incentive Plan Proposal.........................................  7

Meetings and Committees of the Board........................................ 12

Compensation of Directors................................................... 13

Ownership of Voting Securities.............................................. 15

Compensation of Executive Officers.......................................... 16

Stock Options............................................................... 18

Long-Term Incentive Awards.................................................. 20

Certain Agreements.......................................................... 21

Retirement and Employee Benefit Plans....................................... 22

Report of the Compensation and Personnel Committee on Executive Compensation 25

Report of the Audit Committee............................................... 28

Comparison of Five-Year Cumulative Total Return............................. 29

Section 16(a) Beneficial Ownership Reporting Compliance..................... 30

                             QUESTIONS AND ANSWERS


1. Q: Why am I receiving these materials?
   A: The Board of Directors of Alliant Energy Corporation (the "Company") is providing these proxy materials to you in connection with the Company's Annual Meeting of Shareowners (the "Annual Meeting"), which will take place on Wednesday, May 15, 2002. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q: What is Alliant Energy Corporation?
   A: The Company is a public utility holding company whose primary first tier subsidiaries include Interstate Power and Light Company ("IP&L"), Wisconsin Power and Light Company ("WP&L"), Alliant Energy Resources, Inc. ("AER") and Alliant Energy Corporate Services, Inc. ("Alliant Energy Corporate Services"). IP&L was formed on January 1, 2002 when Interstate Power Company ("IPC") merged with and into IES Utilities Inc. ("IES"). IES was the surviving company in the merger and changed its name to Interstate Power and Light Company.

3. Q: Who is entitled to vote at the Annual Meeting?
   A: Only shareowners of record at the close of business on March 25, 2002 are entitled to vote at the Annual Meeting. As of the record date, 90,135,503 shares of the Company's common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of the Company's common stock held on the record date.

4. Q: What may I vote on at the Annual Meeting?
   A: You may vote on the election of four nominees to serve on the Company's
      Board of Directors for terms expiring at the Annual Meeting of Shareowners in the year 2005 and a proposal to approve the 2002 Equity Incentive Plan.

5. Q: How does the Board of Directors recommend I vote?
   A: The Board of Directors recommends that you vote your shares "FOR" each of the listed director nominees and "FOR" the proposal to adopt the 2002 Equity Incentive Plan.

6. Q: How can I vote my shares?
   A: You may vote either in person at the Annual Meeting or by appointing a proxy. If your shares are registered directly with the Company's Shareowner Services Department, then you have three options to appoint a proxy:

      .  by telephone;
      .  by Internet; or
      .  by mailing the proxy card.

      Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you must bear. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q: How are votes counted?
   A: In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. With regard to the proposal to approve the 2002 Equity Incentive Plan, you may vote FOR, AGAINST or ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted "FOR" all listed director nominees and "FOR" the proposal to approve the 2002 Equity Incentive Plan.

 8. Q: Can I change my vote?
    A: You have the right to revoke your proxy at any time before the Annual
       Meeting by:

       . providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
       .  appointing a new proxy prior to the start of the Annual Meeting.

       Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

 9. Q: What shares are included on the proxy card(s)?
    A: Your proxy card(s) covers all of your shares of the Company's common stock, including any shares held in your account under the Company's Shareowner Direct Plan. For present or past employees of IP&L, your proxy includes any shares held in your account under the IES Employee Stock Ownership Plan.

10. Q: How is the Company's common stock held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?
    A: For shares held in the 401(k) Savings Plan, you will receive a separate form of proxy from the trustee of the Plan.

11. Q: What does it mean if I get more than one proxy card?
    A: If your shares are registered differently and are in more than one account, then you will receive more than one card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement.

12. Q: Who may attend the Annual Meeting?
    A: All shareowners who owned shares of the Company's common stock on March
       25, 2002 may attend the Annual Meeting. You will be asked to indicate whether you plan to attend the Annual Meeting when voting electronically, or you may indicate on the enclosed proxy card your intention to attend the Annual Meeting and return it with your signed proxy.

13. Q: How will voting on any other business be conducted?
    A: The Board of Directors of the Company does not know of any business to be considered at the Annual Meeting other than the election of four directors and the proposal to approve the 2002 Equity Incentive Plan. If any other business is properly presented at the Annual Meeting, your proxy gives Erroll B. Davis, Jr., the Company's Chairman, President and Chief Executive Officer, and F. J. Buri, the Company's Corporate Secretary, authority to vote on such matters in their discretion.

14. Q: Where and when will I be able to find the results of the voting?
    A: The results of the voting will be announced at the Annual Meeting. You may also call the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2002 to be filed with the Securities and Exchange Commission.

15. Q: Are the Company's 2001 Annual Report and these proxy materials available on the Internet?
    A: Yes. You can access the Company's home page at www.alliantenergy.com to view the 2001 Annual Report and these proxy materials.

16. Q: How can I access future proxy materials and annual reports on the Internet?
    A: The Company is offering you the opportunity to consent to access its future notices of shareowner meetings, proxy materials and annual reports electronically through the Company's Web site.

       If you are a shareowner of record, you can consent to access these materials electronically to allow the Company to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those materials by mail. Your consent will remain in effect unless it is revoked by calling or writing the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or at the address of the Company shown on the first page of this proxy statement.

       If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

       If you consent to electronic access, then you will be responsible for your usual Internet related charges (e.g., online fees, telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. The Company will continue to distribute printed materials to shareowners who do not consent to access thes materials electronically.

17. Q: When are shareowner proposals for the 2003 Annual Meeting due?
    A: All shareowner proposals to be considered for inclusion in the Company's proxy statement for the 2003 Annual Meeting must be received at the principal office of the Company by December 5, 2002.

       In addition, any shareowner who intends to present a proposal from the floor at the 2003 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than February 18, 2003, which must be accompanied by the information required by the Company's Bylaws. A proposal may be presented from the floor only after the Company's Board of Directors has determined that it is a proper matter for consideration under the Company's Bylaws.

18. Q: Who are the independent auditors of the Company and how are they appointed?
    A: Arthur Andersen LLP acted as independent auditors for the Company in 2001. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Board of Directors expects to appoint the Company's independent auditors for 2002 later in 2002.

19. Q: Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
    A. The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company's officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy materials to their principals. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation at an estimated cost of $6,000 plus out-of-pocket expenses.

20. Q: If more than one shareowner lives in my household, how can I obtain an extra copy of the Company's 2001 Annual Report and this proxy statement?
    A. Pursuant to the rules of the SEC, services that deliver the Company's communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company's 2001 Annual Report and proxy statement. Upon written or oral request, the Company will deliver a separate copy of the 2001 Annual Report or proxy statement to any shareowner at a shared address to which a single copy of each document was delivered. You may notify the Company of your request by calling or writing the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or at the address of the Company shown on the first page of this proxy statement.

                             ELECTION OF DIRECTORS

Four directors will be elected this year for terms expiring in 2005. The nominees for election as selected by the Nominating and Governance Committee of the Company's Board of Directors are: Alan B. Arends, Katharine C. Lyall, Singleton B. McAllister and Anthony R. Weiler. Each of the nominees is currently serving as a director of the Company. Each person elected as director will serve until the Annual Meeting of Shareowners of the Company in 2005 or until his or her successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 2001), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.


NOMINEES

[PHOTO]          ALAN B. ARENDS
                                                         Director Since 1998
Alan B. Arends
                 Age 68
                                                         Nominated Term Expires
                                                         in 2005

                 Mr. Arends is Chairman of the Board of Directors of Alliance Benefit Group Financial Services Corp., Albert Lea, Minnesota, an employee benefits company that he founded in 1983. He has served as a director of IP&L (or predecessor companies) since 1993 and of WP&L and AER since 1998.

[PHOTO]          KATHARINE C. LYALL
                                                         Director Since 1994
Katharine C. Lyall
                 Age 60
                                                         Nominated Term Expires
                                                         in 2005

                 Ms. Lyall is President of the University of Wisconsin System in Madison, Wisconsin. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. She serves on the Boards of Directors of the Kemper National Insurance Companies, M&I Corporation and the Carnegie Foundation for the Advancement of Teaching. Ms. Lyall has served as a director of WP&L since 1986, of AER since 1994 and of IP&L (or predecessor companies) since 1998.

[PHOTO]          SINGLETON B. MCALLISTER
                                                         Director Since 2001
Singleton B. McAllister
                 Age 49
                                                         Nominated Term Expires
                                                         in 2005

                 Ms. McAllister is a partner with Patton Boggs LLP, a Washington D.C.-based law firm, working in the public policy and business law areas. From 1996 until early 2001, Ms. McAllister was General Counsel for the United States Agency for International Development. She was also a partner at Reed, Smith, Shaw and McClay where she specialized in government relations and corporate law. Ms. McAllister has served as a director of IP&L (or predecessor companies), WP&L and AER since 2001.

[PHOTO]          ANTHONY R. WEILER                       Director Since 1998

Anthony R. Weiler
                 Age 65                                  Nominated Term Expires
                                                         in 2005

                 Mr. Weiler is a consultant for several home furnishings organizations. Prior to assuming his current position, Mr. Weiler had been a Senior Vice President for Heilig-Meyers Company, a national furniture retailer headquartered in Richmond, Virginia. He is a Director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a director of IP&L (or predecessor companies) since 1979 and of WP&L and AER since 1998. Mr. Weiler is Chair of the Nominating and Governance Committee.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

[PHOTO]          ERROLL B. DAVIS, JR.                    Director Since 1982

Erroll B. Davis, Jr.
                 Age 57                                  Term Expires in 2003

                 Mr. Davis has been President of the Company since January 1990 and was elected President and Chief Executive Officer in July 1990. He was elected Chairman of the Board in April 2000. Mr. Davis joined WP&L in 1978 and served as President of WP&L from 1987 until 1998. He was elected Chief Executive Officer of WP&L in 1988. Mr. Davis has also served as Chief Executive Officer of AER and IP&L (or predecessor companies) since 1998. He is a member of the Boards of Directors of BP Amoco p.l.c., PPG Industries, Inc., Electric Power Research Institute and the Edison Electric Institute. Mr. Davis has served as a director of WP&L since 1984, of AER since 1988 and of IP&L (or predecessor companies) since 1998. Mr. Davis is Chair of the Capital Approval Committee.

[PHOTO]          JACK B. EVANS                           Director Since 2000

Jack B. Evans    Age 53                                  Term Expires in 2004

                 Mr. Evans is a Director and since 1996 has served as President of The Hall-Perrine Foundation, a private philanthropic corporation in Cedar Rapids, Iowa. Previously, Mr. Evans was President and Chief Operating Officer of SCI Financial Group, Inc., a regional financial services firm. Mr. Evans is a director of Gazette Communications, the Federal Reserve Bank of Chicago and Nuveen Institutional Advisory Corp., and Vice Chairman and a director of United Fire and Casualty Company. Mr. Evans has served as a director of IP&L (or predecessor companies), WP&L and AER since 2000. Mr. Evans is Chair of the Audit Committee.

[PHOTO]          JOYCE L. HANES                          Director Since 1998

Joyce L. Hanes   Age 69                                  Term Expires in 2004

                 Ms. Hanes has been a Director of Midwest Wholesale, Inc., a products wholesaler in Mason City, Iowa, since 1970 and Chairman of the Board since December 1997, having previously served as Chairman from 1986 to 1988. She is a director of Iowa Student Loan Liquidity Corp. Ms. Hanes has served as a director of IP&L (or predecessor companies) since 1982 and of WP&L and AER since 1998.

[PHOTO]          LEE LIU                                 Director Since 1998

Lee Liu          Age 68                                  Term Expires in 2003

                 Mr. Liu was elected Vice Chairman of the Board of Directors of the Company, IP&L, WP&L and AER in January 2002. He served as Chairman of the Board of the Company from April 1998 until April 2000 in accordance with the terms of his employment agreement. He was Chairman of the Board and Chief Executive Officer of IES Industries Inc. (a predecessor to the Company) and Chairman of the Board and Chief Executive Officer of IES prior to 1998. Mr. Liu held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES) in 1957. He is a director of Principal Financial Group and Eastman Chemical Company. Mr. Liu has served as a director of IP&L (or predecessor companies) since 1981 and of WP&L and AER since 1998.

[PHOTO]          DAVID A. PERDUE                         Director Since 2001

David A. Perdue
                 Age 52                                  Term Expires in 2004

                 Mr. Perdue is President and Chief Executive Officer of the Reebok Brand for Reebok International Limited, a designer, distributor and marketer of footwear, apparel and sports equipment, located in Canton, Massachusetts. Prior to joining Reebok in 1998, he was Senior Vice President of Operations at Haggar, Inc. Mr. Perdue has served as a director of IP&L (or predecessor companies), WP&L and AER since 2001.

[PHOTO]          JUDITH D. PYLE                          Director Since 1992

Judith D. Pyle
                 Age 58                                  Term Expires in 2004

                 Ms. Pyle is Vice Chair of The Pyle Group, a financial services company located in Madison, Wisconsin. Prior to assuming her current position, Ms. Pyle served as Vice Chairman and Senior Vice President of Corporate Marketing of Rayovac Corporation
                 (a battery and lighting products manufacturer), Madison, Wisconsin. In addition, Ms. Pyle is Vice Chairman of Georgette Klinger, Inc. and a director of Uniek, Inc. Ms. Pyle has served as a director of WP&L since 1994, of AER since 1992 and of IP&L (or predecessor companies) since 1998. Ms. Pyle is Chair of the Compensation and Personnel Committee.

[PHOTO]          ROBERT W. SCHLUTZ                       Director Since 1998

Robert W. Schlutz
                 Age 65                                  Term Expires in 2003

                 Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a director of IP&L (or predecessor companies) since 1989 and of WP&L and AER since 1998. Mr. Schlutz is Chair of the Environmental, Nuclear, Health and Safety Committee.

[PHOTO]          WAYNE H. STOPPELMOOR                    Director Since 1998

Wayne H. Stopplemoor
                 Age 67                                  Term Expires in 2003

                 Mr. Stoppelmoor served as Vice Chairman of the Board of the Company from April 1998 until April 2000 in accordance with the terms of his consulting agreement. Prior to 1998, he was Chairman, President and Chief Executive Officer of IPC. He retired as Chief Executive Officer of IPC in 1997. Mr. Stoppelmoor has served as a director of IP&L (or predecessor companies) since 1986 and of WP&L and AER since 1998.

                      2002 EQUITY INCENTIVE PLAN PROPOSAL




General
The Company currently has in effect the Long-Term Equity Incentive Plan. As of February 28, 2002, awards covering an aggregate of 3,483,904 shares of common stock were outstanding and 316,096 shares remained available for the granting of awards used in the Long-Term Equity Incentive Plan. To allow for additional equity-based compensation awards to be made by the Company, the Board of Directors adopted the 2002 Equity Incentive Plan (the "Plan") on January 23, 2002. The Plan will be effective following shareowner approval of the Plan provided that such approval is obtained within twelve months following the Board's adoption of the Plan.

Purpose
The purpose of the Plan is to promote the best interests of the Company and its shareowners by providing key employees and non-employee directors of the Company and its affiliates with an opportunity to acquire a proprietary interest in the Company. The Plan is intended to promote continuity of management and to provide increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success. In addition, by encouraging stock ownership by directors who are not employees of the Company or its affiliates, the Company seeks to attract and retain on the Board of Directors persons of exceptional competence and to provide further incentive to serve as a director of the Company.

Administration and Eligibility
The Plan is required to be administered by a committee of the Board of Directors (the "Committee"), consisting of not less than two directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code. Among other functions, the Committee has the authority to select the key employees and non-employee directors of the Company and its affiliates to be participants under the Plan; to determine the types of awards to be granted to participants and the number of shares covered by such awards; to set the terms and conditions of such awards; to determine whether, to what extent and when awards may be settled in cash or shares; to determine whether, to what extent and when cash, shares and other awards may be deferred; and to establish, amend or waive rules for the administration of the Plan. Subject to the express terms of the Plan, determinations and interpretations with respect to the Plan and award agreements will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all parties. The Compensation and Personnel Committee has been designated as the current administrator of the Plan.

Any key employee of the Company or any affiliate, including any executive officer or employee-director of the Company or any affiliate, is eligible to be granted awards by the Committee under the Plan. Non-employee directors of the Company are only eligible to be granted non-qualified stock options under the Plan. Approximately 100 persons are currently eligible to participate in the Plan. The number of eligible participants may increase over time based upon future growth of the Company.

Awards Under the Plan; Available Shares
The Plan authorizes the Committee to grant to key employees: (a) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options; (b) stock appreciation rights; (c) restricted stock; (d) restricted stock units; and (e) performance shares and performance units. The Committee may only grant non-qualified stock options to non-employee directors. The Plan provides that up to a total of 4,000,000 shares of common stock (subject to adjustment as described below) are available for granting of awards under the Plan.

If any shares subject to awards granted under the Plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares or other consideration issuable or payable pursuant to the award, then such shares will be available for the granting of new awards under the Plan. Any shares delivered pursuant to an award may be either authorized and unissued shares of common stock or treasury shares.

Terms of Awards
Options. The Committee may grant non-qualified stock options to non-employee directors and non-qualified stock options and incentive stock options to key employees, provided that no individual key employee may be granted, during any calendar year, options to purchase in excess of 500,000 shares of common stock under the Plan (subject to adjustment as described below).

The Committee will determine the exercise price per share of common stock subject to options granted under the Plan, provided that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. The term of any option granted under the Plan will be determined by the Committee, provided that the term of any option may not exceed ten years from the date of its grant. Options granted under the Plan will become exercisable in the manner, at the times and in the amounts determined by the Committee. Participants may exercise options by payment in full of the exercise price, at the discretion of the Committee, in cash or by tendering shares of common stock or other consideration having a fair market value on the date of exercise equal to the option exercise price. All incentive stock options granted under the Plan must comply with Section 422 of the Internal Revenue Code.

Stock Appreciation Rights. The Committee may grant stock appreciation rights to key employees, provided that no individual key employee may be granted, during any calendar year, stock appreciation rights under the Plan with respect to more than 500,000 shares of common stock (subject to adjustment as described below). A stock appreciation right granted under the Plan will confer on the holder a right to receive, upon exercise of the stock appreciation right, the excess of (a) the fair market value of one share of common stock on the date of exercise over (b) the grant price of the stock appreciation right as specified by the Committee. The grant price of a stock appreciation right under the Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant. At the time of grant, the Committee will determine the grant price, term, methods of exercise, methods of settlement (including whether the holder of a stock appreciation right will be paid in cash, shares of common stock or other consideration), and any other terms and conditions of any stock appreciation right granted under the Plan.

Restricted Stock. The Committee may grant shares of restricted stock to key employees, provided that no key employee may be granted, during any calendar year, more than 200,000 shares of restricted stock and that the aggregate number of shares of restricted stock and restricted stock units granted under the Plan to all key employees as a group shall not exceed 400,000 (in each case, subject to adjustment as described below). Shares of restricted stock granted to key employees under the Plan will be subject to such restrictions as the Committee may impose, including any limitation on the right to vote the shares or receive dividends on the shares. The restrictions imposed on the shares may lapse separately or in combination at the times and in the amounts as the Committee determines. Except as otherwise determined by the Committee, upon termination of a key employee's employment for any reason during the applicable restriction period, all shares of restricted stock still subject to restriction will be forfeited by the key employee.

Restricted Stock Units. The Committee may grant restricted stock units to key employees, provided that no key employee, during any calendar year, may be granted more than 200,000 restricted stock units and that the aggregate number of shares of restricted stock and restricted stock units granted under the Plan to all key employees as a group shall not exceed 400,000 (in each case, subject to adjustment as described below). Restricted stock units granted to key employees under the Plan will be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at the times and in the amounts as the Committee determines. Except as otherwise determined by the Committee, upon termination of a key employee's employment for any reason during the applicable restriction period, all unvested restricted stock units will be forfeited by the key employee.

Performance Shares and Performance Units. The Committee may grant performance shares and/or performance units to key employees, provided that no key employee may receive, during any calendar year, more than 200,000 performance shares or more than 200,000 performance units under the Plan (subject to adjustment as described below). The Committee will determine and/or select the applicable performance period, the performance goals (and the performance levels related to these goals) to be achieved during any performance period, the proportion of payments, if any, to be made for performance between the minimum and full performance level for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals, the restrictions applicable to shares of restricted stock or restricted stock units received upon payment of performance shares or performance units if payment is made in such manner, and any other terms, conditions and rights relating to the grant of performance shares or performance units.

Under the terms of the Plan, the Committee may select from various performance goals, including return on equity, return on investment, return on net assets, return on revenues, operating income, performance value added, pre-tax profits, net income, net earnings per share, working capital as a percent of net sales, net cash provided by operating activities, market price per share of common stock, total shareowner return and key operational measures, including customer loyalty, customer satisfaction, employee safety, market share, system reliability and cost structure reduction. The Committee has sole discretion to alter the selected performance goals, subject to shareowner approval, to the extent required to qualify the performance award for the performance-based exemption provided by Section 162(m) of the Internal Revenue Code. If the Committee determines it is advisable to grant performance shares and/or performance units that do not qualify for the performance-based exemption, then the Committee may make such grants in its discretion.

Following completion of the applicable performance period, payment on performance shares and/or performance units granted to and earned by key employees will be made in shares of common stock (which, at the discretion of the Committee, may be shares of restricted stock), cash or restricted stock units with an aggregate fair market value equal to the value of the earned performance shares and/or performance units at the close of the applicable performance period.

Key employees will have no voting rights with respect to the performance shares or the shares underlying performance units held by them during the applicable performance period.

Adjustments
If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to purchase shares of common stock or other securities of the Company, or other similar corporate transaction or event affects the shares of common stock such that an adjustment is appropriate, then the Committee will generally have the authority to, in such manner as it deems equitable, adjust (a) the number and type of shares subject to the Plan and which thereafter may be made the subject of awards, (b) the number and type of shares subject to individual participant limitations, (c) the number and type of shares subject to outstanding awards, and (d) the grant, purchase or exercise price with respect to any award; or may make provision for a cash payment to the holder of an outstanding award in exchange for cancellation of the award or in lieu of such an adjustment.

Limits on Transferability
Except as otherwise provided by the Committee, no award granted under the Plan (other than an award of restricted stock on which the restrictions have lapsed or an award of restricted stock units which have vested) may be assigned, sold, transferred or encumbered by any participant, otherwise than by will, by designation of a beneficiary, or by the laws of descent and distribution. Except as otherwise provided by the Committee, each award will be exercisable during the participant's lifetime only by such participant or, if permissible under applicable law, by the participant's guardian or legal representative.

Dividend Equivalents
In addition to awards granted under the Plan, the Committee may grant dividend equivalents to key employees and non-employee directors, entitling the participants to receive cash equal to cash dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may only be granted in connection with an award granted to the key employee or non-employee director under the Plan.

No Repricing of Options
Except for certain adjustments discussed above or adjustments made with shareowner approval, the Committee does not have authority to effect repricing of options granted under the Plan or to modify options or enter into transactions that would be deemed to constitute a repricing of an option granted under the Plan for accounting purposes.

Amendment and Termination
Except as otherwise provided in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan. Shareowner approval of any amendment of the Plan must be obtained if the amendment (a) increases the number of shares of common stock with respect to which awards may be granted under the Plan, (b) expands the class of persons eligible to participate under the Plan or (c) otherwise increases in any material respect the benefits payable under the Plan. Shareowner approval must also be obtained for an amendment if otherwise required by the Internal Revenue Code or rules promulgated thereunder (in order to allow for incentive stock options to be granted under the Plan), or the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which shares of common stock are then traded (in order to maintain the listing of shares of common stock thereon). Termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

Withholding
Not later than the date as of which tax withholding is first required with respect to any award under the Plan, a key employee will be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to awards under the Plan may be settled with shares of common stock (other than shares of restricted stock), including shares that are part of, or are received upon exercise of, the award that gives rise to the withholding requirement. The obligations of the Company under the Plan are conditional on such payment or arrangements, and the Company and any affiliate will, to the extent permitted by law, have the right to deduct any taxes from any payment otherwise due to the key employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with shares of common stock.

Certain Federal Income Tax Consequences
Stock Options. The grant of a stock option under the Plan creates no income tax consequences to the key employee or the non-employee director or the Company. A key employee or a non-employee director who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise for each underlying share of common stock in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee or the non-employee director. A subsequent disposition of common stock will generally give rise to capital gain or loss to the extent the amount realized from the disposition differs from the tax basis (i.e., the fair market value of common stock on the date of exercise). This capital gain or loss will be a long-term or short-term capital gain or loss depending upon the length of time common stock is held prior to the disposition.

In general, a key employee will recognize no income or gain as a result of exercise of an incentive stock option for regular tax purposes (income equal to the excess of the fair market value of the common stock at such time over the exercise price is recognized for alternative minimum tax purposes). Except as described below, any gain or loss realized by the key employee on the disposition of common stock acquired pursuant to the exercise of an incentive stock option will be treated as a long-term capital gain or loss and no deduction will be allowed to the Company. If the key employee fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the date of grant of the incentive stock option and one year from the date of exercise, the key employee will recognize ordinary income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition or (b) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee. Any additional gain realized by the key employee over the fair market value at the time of exercise will be treated as a capital gain. This capital gain will be a long-term capital gain if the common stock has been held for more than one year from the date of exercise.

Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences for the key employee or the Company. Upon exercise of a stock appreciation right, the key employee will recognize ordinary income equal to the amount of any cash and the fair market value of any shares of common stock or other property received, except that if the key employee receives an option or shares of restricted stock or restricted stock units upon exercise of a stock appreciation right, recognition of income may be deferred in accordance with the rules applicable to such other awards. The Company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee.

Restricted Stock. A key employee will not recognize income at the time an award of restricted stock is made under the Plan, unless the election described below is made. A key employee who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time reduced by any amount paid for the restricted stock. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the key employee recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will generally result in capital gain or loss (long-term or short-term depending upon the length of time the restricted stock is held after the time the restrictions lapse). Dividends paid in cash and received by a key employee prior to the time the restrictions lapse will constitute ordinary income to the key employee in the year paid. The Company will generally be entitled to a corresponding compensation deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A key employee may, within thirty days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award reduced by any amount paid for the restricted stock. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the key employee recognizes income. If the election is made, then any cash dividends received with respect to the restricted stock will be treated as dividend income to the key employee in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss (long-term or short-term depending on the holding period). If the key employee who has made an election subsequently forfeits the restricted stock, then the key employee will not be entitled to recognize a capital loss equal to the amount the key employee paid for the restricted stock less the amount received upon forfeiture. In addition, the Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

Restricted Stock Units. A key employee will not recognize income at the time an award of restricted stock units is made under the Plan. A key employee will recognize ordinary income at the time of exercise in an amount equal to the fair market value of the underlying shares of common stock at such time reduced by any amount paid for the restricted stock units. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee. A subsequent disposition of the common stock received pursuant to an award of restricted stock units will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis. This capital gain or loss will be a long-term or short-term capital gain or loss depending upon the length of time the common stock is held prior to the disposition.

Performance Shares and Performance Units. The grant of performance shares and/or performance units will create no income tax consequences for the key employee or the Company. Upon the receipt of cash or shares of common stock at the end of the applicable performance period, the key employee will recognize ordinary income equal to the amount of cash or the fair market value of the shares of common stock received, except that if the key employee receives shares of restricted stock or restricted stock units in payment of performance shares or performance units, recognition of income may be deferred in accordance with the rules applicable to such awards. The Company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee.

Dividend Equivalents. The key employee or non-employee director will recognize ordinary income equal to the dividend equivalents paid with respect to awards under the Plan. The Company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee or non-employee director.

Future Plan Benefits
No awards have been made to date under the Plan and the Company cannot currently determine the number of shares or the type of shares that may be granted to eligible participants under the Plan in the future. Such determinations will be made from time to time by the Committee.

During 2001, the Committee approved grants of stock options and performance shares to executive officers and others under the Company's Long-Term Equity Incentive Plan that are not subject to shareowner approval of the Plan. See "Stock Option Grants in 2001" and "Long-Term Incentive Awards in 2001."

On March 15, 2002, the closing price per share of the common stock on the New York Stock Exchange was $29.49.

Vote Required
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to approve the Plan, provided that a majority of the outstanding shares of common stock are voted on the proposal. For purposes of determining the vote required for this proposal, abstentions and broker nonvotes will have no impact on the vote. The votes represented by proxies will be voted FOR approval of the Plan, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy.

The Board of Directors unanimously recommends that shareowners vote FOR approval of the 2002 Equity Incentive Plan.

                      MEETINGS AND COMMITTEES OF THE BOARD




The full Board of Directors of the Company considers all major decisions of the Company. However, the Board has established standing Audit; Compensation and Personnel; Environmental, Nuclear, Health and Safety; Nominating and Governance; and Capital Approval Committees so that certain important matters can be addressed in more depth than may be possible in a full Board meeting. The following is a description of each of these committees:

Audit Committee
The Audit Committee held two meetings in 2001. The Committee currently consists of J. B. Evans (Chair), A. B. Arends, K. C. Lyall, S. B. McAllister and J. D. Pyle. The Audit Committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Committee considers appropriate.

Compensation and Personnel Committee
The Compensation and Personnel Committee held three meetings in 2001.
The Committee currently consists of J. D. Pyle (Chair), A. B. Arends, J. B. Evans and D. A. Perdue. This Committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts; and reviews human resource development programs.

Environmental, Nuclear, Health and Safety Committee
The Environmental, Nuclear, Health and Safety Committee held two meetings in 2001. The Committee currently consists of R. W. Schlutz (Chair), J. L. Hanes,
D. A. Perdue and A. R. Weiler. The Committee's responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. In addition, the Committee reviews policies and operating issues related to the Company's nuclear generating station investments including planning and funding for decommissioning of the plants. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public.

Nominating and Governance Committee
The Nominating and Governance Committee held five meetings in 2001. The Committee currently consists of A. R. Weiler (Chair), J. L. Hanes, K. C. Lyall,
S. B. McAllister and R. W. Schlutz. This Committee's responsibilities include recommending and nominating new members of the Board; recommending committee assignments and committee chairpersons; evaluating overall Board effectiveness; preparing an annual report on Chief Executive Officer effectiveness; and considering and developing recommendations to the Board of Directors on other corporate governance issues. In nominating persons for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company, who will forward all recommendations to the Committee. The Company's Bylaws also provide for shareowner nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

Capital Approval Committee
The Capital Approval Committee held one meeting in 2001. The Committee currently consists of J. B. Evans, J. D. Pyle and A. R. Weiler. Mr. Davis is the Chair and a non-voting member of this Committee. The purpose of this Committee is the evaluation of certain investment proposals where (a) an iterative bidding process is required and/or (b) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

The Board of Directors held seven meetings during 2001. Each director attended at least 85% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conducts performance evaluations annually to determine its effectiveness and suggests improvements for consideration and implementation. In addition, Mr. Davis' performance as Chief Executive Officer is also evaluated by the full Board on an annual basis.

                           COMPENSATION OF DIRECTORS



No retainer fees are paid to Mr. Davis for his service on the Company's Board of Directors. In 2001, all other directors (the "non-employee directors"), each of whom served on the Boards of the Company, IES, IPC, WP&L and AER, received an annual retainer for service on all five Boards consisting of $25,000 in cash and 1,000 shares of Company common stock. Travel expenses are paid for each meeting day attended. Beginning in 2002, the annual retainer for each non-employee director has been changed to $30,000 in cash and 1,000 shares of Company common stock for service on all four Boards (the Company, IP&L, WP&L and AER). The directors have the option to receive each amount outright (in cash and stock), to have each amount deposited to their Shareowner Direct Plan account or to a directors' Deferred Compensation Account or any combination thereof.

Director's Deferred Compensation Plan
Under the Director's Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal. The balance credited to a director's Deferred Compensation Interest Account as of any date will be the accumulated deferred cash compensation and interest that are credited to such account as of such date. Amounts deposited to a Company Stock Account, whether the cash portion or the stock portion of the director's compensation, are treated as though invested in the common stock of the Company and will be credited with dividends and those dividends will be reinvested. Annually, the director may elect that the Deferred Compensation Account will be paid in a lump sum or in annual installments for up to ten years beginning in the year of or one tax year after retirement or resignation from the Board.

Director's Charitable Award Program
The Company maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company, and the donations are funded by the Company through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company.

Director's Life Insurance Program
The Company maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company. The imputed income allocations reported for each director in 2001 under the Director's Life Insurance Program were as follows: A. B. Arends -- $50, J. L. Hanes -- $50, K. C. Lyall -- $395, J. D. Pyle -- $50, W. H. Stoppelmoor -- $828 and A. R. Weiler -- $50.

Pension Arrangements
Prior to April 1998, Mr. Liu participated in the IES Industries Inc. retirement plan, which has been transferred to Alliant Energy Corporate Services. Mr. Liu's benefits under the plan have been "grandfathered" to reflect the benefit plan formula in effect in April 1998. See "Retirement and Employee Benefit Plans -- IES Industries Pension Plan."

Alliant Energy Corporate Services also maintains a non-qualified Supplemental Retirement Plan ("SRP") for eligible former officers of IES Industries Inc.
Mr. Liu participates in the SRP. The SRP generally provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. The SRP also provides for certain death benefits to be paid to the officer's designated beneficiary and benefits if an officer becomes disabled under the terms of the qualified retirement plan.

Certain Agreements
Mr. Stoppelmoor had a three-year consulting arrangement with the Company that expired on April 21, 2001. Under the terms of his consulting arrangement, Mr. Stoppelmoor received $200,000 in 2001 for consulting services. After April 21, 2001, Mr. Stoppelmoor became eligible to receive the annual compensation paid to non-employee directors.

                         OWNERSHIP OF VOTING SECURITES


Listed in the following table are the number of shares of the Company's common stock beneficially owned by the executive officers listed in the Summary Compensation Table and all nominees and directors of the Company, as well as the number of shares owned by directors and executive officers as a group as of February 28, 2002. The directors and executive officers of the Company as a group owned 1.8% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date. To the Company's knowledge, no shareowner beneficially owned 5% or more of the Company's outstanding common stock as of December 31, 2001.

          -                                              SHARES
          -                                           BENEFICIALLY
          NAME OF BENEFICIAL OWNER                     OWNED/(1)/
          ------------------------                    ------------
          Executives/(2)/
             William D. Harvey.......................    101,673/(3)/
             James E. Hoffman........................     72,009/(3)/
             Eliot G. Protsch........................    110,831/(3)/
             Thomas M. Walker........................     64,939/(3)/

          Director Nominees
             Alan B. Arends..........................      6,884/(3)/
             Katharine C. Lyall......................     13,540
             Singleton B. McAllister.................      1,543
             Anthony R. Weiler.......................      8,847/(3)/

          Directors
             Erroll B. Davis, Jr.....................    326,875/(3)/
             Jack B. Evans...........................     33,961/(3)/
             Joyce L. Hanes..........................      7,505/(3)/
             Lee Liu.................................    191,969/(3)/
             David A. Perdue.........................      2,681/(3)/
             Judith D. Pyle..........................     11,047
             Robert W. Schlutz.......................      9,694/(3)/
             Wayne H. Stoppelmoor....................    132,604/(3)/

             All Executives and Directors as a Group
             29 people, including those listed above.  1,587,493/(3)/

/(1)Total shares of Company common stock outstanding as of February 28, 2002 were 90,135,503. /

/(2)Stock ownership of Mr. Davis is shown with the directors. /

/(3)Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Davis -- 7,601, Ms. Hanes -- 550, Mr. Liu -- 19,755, Mr. Weiler -- 1,331, Mr. Harvey -- 2,365
    and Mr. Protsch -- 714; shares of common stock held in deferred compensation plans: Mr. Arends -- 2,927, Mr. Davis -- 29,255, Mr. Evans -- 3,961, Ms. Hanes -- 183, Mr. Perdue -- 2,681, Mr. Schlutz -- 3,961, Mr.
    Weiler -- 2,927, Mr. Harvey -- 7,510, Mr. Hoffman -- 3,156, Mr. Protsch -- 18,112 and Mr. Walker -- 13,621 (all executive officers and directors as a group -- 109,498); and stock options exercisable on or within 60 days of February 28, 2002: Mr. Davis -- 264,714, Mr. Liu -- 148,849, Mr.
    Stoppelmoor -- 119,201, Mr. Harvey -- 64,235, Mr. Hoffman -- 49,785, Mr.
    Protsch -- 64,235 and Mr. Walker -- 48,322 (all executive officers and directors as a group -- 1,142,859). /

                       COMPENSATION OF EXECUTIVE OFFICERS


The following Summary Compensation Table sets forth the total compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for all services rendered during 2001, 2000 and 1999.



                          SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                   Annual Compensation                Long-Term Compensation
                          --------------------------------------------------------------------------
                     ------------------------------------------------------------------------------------------------
                                                                         Awards            Payouts  -----------------
                                                                 ----------------------------------------------------
                                                                 -----------------------------------
                                                                              Securities
                                                                 Restricted   Underlying
Name and                                         Other Annual      Stock       Options      LTIP       All Other
Principal Position   Year Base Salary  Bonus   Compensation/(1)/ Awards/(2)/ (Shares)/(3)/ Payouts  Compensation/(4)/
----------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr. 2001  $683,269   $489,364     $11,265           --        108,592     $359,605     $50,284
Chairman, President. 2000   637,692    895,200      11,875           --        111,912      196,711      52,619
and Chief            1999   580,000    440,220      12,526           --         77,657       84,870      53,188
Executive Officer
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
William D. Harvey    2001   274,616    161,233       4,061           --         21,798       92,209      42,944
Executive Vice       2000   264,615    206,541       4,234           --         21,063       47,474      42,230
President            1999   254,423    116,535       4,565        $ 255,004     17,071       31,365      37,005
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
James E. Hoffman     2001   274,616    135,795       --              --         21,798       92,209      23,455
Executive            2000   264,615    233,147       --              --         21,063       47,474      22,094
Vice President       1999   254,423    159,350       --             255,004     17,071        --         24,625
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Eliot G. Protsch     2001   274,616    143,688         893           --         21,798       92,209      38,372
Executive Vice       2000   264,615    214,942       1,423           --         21,063       47,474      38,058
President            1999   254,423    152,898       1,909          255,004     17,071       31,365      32,941
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Thomas M. Walker     2001   264,615    133,852       --              --         21,005       88,597       6,207
Executive Vice       2000   254,616    190,026       --              --         20,268       47,474       6,166
President & Chief    1999   244,808    148,960       --              --         16,402        --          6,531
Financial Officer
---------------------------------------------------------------------------------------------------------------------

/(1)Other Annual Compensation for 2001 consists of income tax gross-ups for reverse split-dollar life insurance. /

/(2)/In 1999, restricted stock was awarded under the Alliant Energy Corporation
     Long-Term Incentive Plan as follows: Mr. Harvey -- 9,294 shares, Mr. Hoffman -- 9,294 shares and Mr. Protsch -- 9,294 shares. Dividends on shares of restricted stock granted under the Long-Term Equity Incentive Plan are held in escrow and reinvested in shares of common stock pending vesting of the underlying restricted stock. If such restricted stock vests, then the participant is also entitled to receive the common stock into which the dividends on the restricted stock were reinvested. The amounts shown in the table above represent the market value of the restricted stock on the date of grant. The number of shares of restricted stock held by the officers identified in the table and the market value of such shares as of December 31, 2001 were as follows: Mr. Harvey -- 9,294 shares ($282,166), Mr. Hoffman -- 9,294 shares ($282,166) and Mr. Protsch -- 9,294 shares ($282,166).

/(3)Awards made in 2001 were in combination with performance share awards as described in the table entitled "Long-Term Incentive Awards in 2001". /

/(4)/The table below shows the components of the compensation reflected under this column for 2001:

-----------------------------------------------------------------------------------------------

      Erroll B. Davis, Jr. William D. Harvey James E. Hoffman Eliot G. Protsch Thomas M. Walker
-----------------------------------------------------------------------------------------------
 A.         $20,498             $ 8,238          $ 1,700          $ 8,238           $5,250
-----------------------------------------------------------------------------------------------
 B.          12,466               7,121                0            6,861                0
-----------------------------------------------------------------------------------------------
 C.          12,302               5,127                0            1,162                0
-----------------------------------------------------------------------------------------------
 D.           5,018                 998              651              651              957
-----------------------------------------------------------------------------------------------
 E.               0              21,460           21,104           21,460                0
-----------------------------------------------------------------------------------------------
Total       $50,284             $42,944          $23,455          $38,372           $6,207
-----------------------------------------------------------------------------------------------

A. Matching contributions to 401(k) Plan and Deferred Compensation Plan

B. Split-dollar life insurance reportable income (the split-dollar insurance premiums are calculated using the "foregone interest" method)

C. Reverse split-dollar life insurance

D. Life insurance coverage in excess of $50,000

E. Dividends earned in 2001 on restricted stock

                                 STOCK OPTIONS


The following table sets forth certain information concerning stock options granted during 2001 to the executives named below:

                          STOCK OPTION GRANTS IN 2001

                                                                  Potential Realizable Value at
                                                                     Assumed Annual Rates of
                                                                  Stock Price Appreciation for
                                  Individual Grants                     Option Term/(2)/
                     ---------------------------------------------------------------------------
                                  % of Total
                                   Options
                      Number of    Granted
                     Securities       to     Exercise
                     Underlying   Employees   of Base
                       Options    in Fiscal    Price   Expiration
        Name         Granted/(1)/    Year    ($/Share)    Date          5%            10%
-----------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.   108,592       15.1%    $31.54     1/1/11   $5,579,457     $8,883,912
-----------------------------------------------------------------------------------------------
William D. Harvey       21,798        3.0%     31.54     1/1/11    1,119,981      1,783,294
-----------------------------------------------------------------------------------------------
James E. Hoffman        21,798        3.0%     31.54     1/1/11    1,119,981      1,783,294
-----------------------------------------------------------------------------------------------
Eliot G. Protsch        21,798        3.0%     31.54     1/1/11    1,119,981      1,783,294
-----------------------------------------------------------------------------------------------
Thomas M. Walker        21,005        2.9%     31.54     1/1/11    1,079,237      1,718,419

/(1)/Consists of non-qualified stock options to purchase shares of Company common stock granted pursuant to the Company's Long Term Equity Incentive Plan. Options were granted on January 2, 2001, and will have a three-year vesting schedule with one-third becoming exercisable on January 2, 2002, one-third becoming exercisable on January 2, 2003 and the final one-third becoming exercisable on January 2, 2004. Upon a "change in control" of the Company as defined in the Plan or upon retirement, disability or death of the option holder, the options will become immediately exercisable.

/(2)/The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission ("SEC"). The amounts shown do not represent the historical or expected future performance of the Company's common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's common stock would be $51.38 and $81.81, respectively, as of the expiration date of the options.

The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 2001.

                      OPTION VALUES AT DECEMBER 31, 2001

                        Number of Securities Underlying     Value of Unexercised In-the-Money Options
                     Unexercised Options at Fiscal Year End             at Year End/(1)/
                     ---------------------------------------------------------------------------------
        Name          Exercisable             Unexercisable   Exercisable              Unexercisable
-----------------------------------------------------------------------------------------------------
----------------------------------------------              --------------------------
Erroll B. Davis, Jr.   264,714                   109,699     $239,754                    $66,028
-----------------------------------------------------------------------------------------------------
----------------------------------------------              --------------------------
William D. Harvey       64,235                    21,553       58,612                     12,427
-----------------------------------------------------------------------------------------------------
----------------------------------------------              --------------------------
James E. Hoffman        49,785                    21,553       33,134                     12,427
-----------------------------------------------------------------------------------------------------
----------------------------------------------              --------------------------
Eliot G. Protsch        64,235                    21,553       58,612                     12,427
-----------------------------------------------------------------------------------------------------
Thomas M. Walker        48,322                    20,759       31,871                     11,958

/(1)/Based on the closing per share price of Company common stock on December
     31, 2001 of $30.36.

                           LONG-TERM INCENTIVE AWARDS


The following table provides information concerning long-term incentive awards made to the executives named below in 2001.

                      LONG-TERM INCENTIVE AWARDS IN 2001

   ------------------------------------------------------------------------------
                                                  Estimated Future Payouts Under
                                                   Non-Stock Price-Based Plans
                                                  ------------------------------
                         Number of   Performance  ------------ -------- --------
                          Shares,      or Other
                          Units or   Period Until
                        Other Rights  Maturation  Threshold     Target  Maximum
           Name           (#)/(1)/    or Payout      (#)         (#)      (#)
   -----------------------------------------------------------------------------
   Erroll B. Davis, Jr.    22,804       1/1/04     11,402      22,804   45,608
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   William D. Harvey        4,360       1/1/04      2,180       4,360    8,720
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   James E. Hoffman         4,360       1/1/04      2,180       4,360    8,720
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   Eliot G. Protsch         4,360       1/1/04      2,180       4,360    8,720
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   Thomas M. Walker         4,201       1/1/04      2,101       4,201    8,402
   -----------------------------------------------------------------------------

/(1)Consists of performance shares awarded under the Company's Long-Term Equity
    Incentive Plan. The payout from the performance shares is based on two equally-weighted performance components: the Company's three-year Total Shareholder Return (TSR) relative to an investor-owned utility peer group, and annualized earnings per share growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan during the performance cycle ending December 31, 2003. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of Company common stock or a combination of common stock and cash. /

                               CERTAIN AGREEMENTS


Mr. Davis has an employment agreement with the Company, pursuant to which he will serve as the Chairman, President and Chief Executive Officer of the Company until the expiration of the initial term of the agreement on April 21, 2003. Following the expiration of the initial term of Mr. Davis' employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or the Company gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as the Chief Executive Officer and a director of each subsidiary of the Company during the term of his employment agreement. Pursuant to Mr. Davis' employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis' current salary under his employment agreement is $685,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) and receive supplemental retirement benefits (including continued participation in the WP&L Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. If the employment of Mr. Davis is terminated without cause (as defined in the employment agreement) or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), the Company or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, the Company or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, the Company or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Under Mr. Davis' employment agreement, if any payments thereunder constitute an excess parachute payment under the Internal Revenue Code (the "Code"), the Company will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

The Company currently has in effect key executive employment and severance agreements (the "KEESAs") with certain executive officers of the Company (including Messrs. Davis, Harvey, Hoffman, Protsch and Walker). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within five years after a change in control of the Company (as defined in the KEESAs), the officer's employment is ended through (a) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs), or (b) termination by the officer due to a breach of the agreement by the Company or a significant change in the officer's responsibilities, or (c) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (a) a cash termination payment of two or three times (depending on which executive is involved) the sum of the officer's annual salary and his or her average annual bonus during the three years before the termination and (b) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which the Company may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Hoffman, Protsch and Walker) provide that if any payments thereunder or otherwise constitute an excess parachute payment, the Company will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis' employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Corporate Services Retirement Plans
Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by Alliant Energy Corporate Services. In 1998, the Retirement Plan was amended to implement a cash balance format, thereby changing the benefit calculation formulas and adding a lump sum distribution option for eligible participants. The Alliant Energy Cash Balance Pension Plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the Plan's benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for a Social Security offset. In addition, individuals participating in the Plan as of August 1, 1998 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and base pay.

For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Plan on August 1, 1998 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before August 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table who participate in the Plan (Messrs. Davis, Protsch and Harvey) are "grandfathered" under the prior plan benefit formula. Since their estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior formula based on average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.


                             Retirement Plan Table

                         Annual Benefit After Specified Year In Plan
            -            -------------------------------------------
              Average
               Annual
            Compensation     15         20         25        30+
            ------------  --------   --------   --------   --------
            $  200,000   $ 55,000   $ 73,300   $ 91,700   $110,000
               300,000     82,500    110,000    137,500    165,000
               400,000    110,000    146,700    183,300    220,000
               500,000    137,500    183,300    229,100    275,000
               600,000    165,000    220,000    275,000    330,000
               700,000    192,500    256,700    320,800    385,000
               800,000    220,000    293,300    366,700    440,000
               900,000    247,000    330,000    412,500    495,000
             1,000,000    275,000    366,700    458,300    550,000
             1,100,000    302,500    403,300    504,100    605,000

For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Plan) and are reduced by up to 50% of Social Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 22 years; Eliot G. Protsch, 22 years; and William D. Harvey, 14 years.

IES Industries Pension Plan
Prior to April 1998, Messrs. Hoffman and Walker participated in the IES Industries Inc. retirement plan (which has been merged into the Alliant Energy Cash Balance Pension Plan). Plan benefits payable to Messrs. Hoffman and Walker have been "grandfathered" to reflect the benefit plan formula in effect at that time. Since their estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior formula for the average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

                              Pension Plan Table

                        Annual Benefit After Specified Year In Plan
           -            --------------------------------------------
             Average
              Annual
           Compensation    15       20       25       30       35
           ------------ -------- -------- -------- -------- --------
            $200,000.   $ 43,709 $ 58,279 $ 72,849 $ 87,418 $101,988
             300,000.     66,959   89,279  111,599  133,918  156,238
             400,000.     90,209  120,279  150,348  180,418  210,488
             500,000.    113,459  151,279  189,099  226,918  264,738
             600,000.    136,709  182,279  227,849  273,418  318,988

For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 35 years), age at retirement and amount of compensation (determined in accordance with the Plan). The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Plan for covered persons named in the foregoing Summary Compensation Table are as follows: Mr. Hoffman, six years and Mr. Walker, five years.

Unfunded Excess Plan -- Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Unfunded Executive Tenure Compensation Plan -- Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (a) is terminated under his employment agreement with the Company as described above other than for cause, death or disability (as those terms are defined in the employment agreement),
(b) terminates his employment under the employment agreement for good reason (as such term is defined in the employment agreement), or (c) is terminated as a result of a failure of the employment agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the Plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the Plan. Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only active participant in the Plan as of December 31, 2001. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $160,000 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services' service until retirement at the same salary as was in effect on December 31, 2001.

Alliant Energy Corporate Services Supplemental Executive Retirement Plan
The Company maintains an unfunded Supplemental Executive Retirement Plan ("SERP") to provide incentive for key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with the Company until retirement, disability or death. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board. The SERP provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment reduced by the sum of benefits payable to the officer from the officer's defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least ten years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for senior officers who have attained age 55 and have a minimum of ten years of service in a senior executive position with the Company. Benefit payments under the SERP will be made in a lump sum, or for the lifetime of the senior officer, with a minimum of 12 years of payments if the participant dies after retirement. A postretirement death benefit of one times the senior executive officer's final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey, Hoffman, Protsch and Walker are participants in the SERP. The following table shows payments under the SERP, assuming a minimum of ten years of service at retirement age.

                 Supplemental Executive Retirement Plan Table

              Average    Annual Benefit After Specified Years in Plan
               Annual    --------------------------------------------
            Compensation (less than)10 Years  (greater than)10 Years*
            ------------ -------------------  -----------------------
            $  200,000            0                  $120,000
               300,000            0                   180,000
               400,000            0                   240,000
               500,000            0                   300,000
               600,000            0                   360,000
               700,000            0                   420,000
               800,000            0                   480,000
               900,000            0                   540,000
             1,000,000            0                   600,000
             1,100,000            0                   660,000

----------

* Reduced by the sum of the benefit payable from the applicable defined benefit pension plan and the Unfunded Excess Plan.

Key Employee Deferred Compensation Plan -- The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary, incentive compensation and eligible SERP payments. Participants who have made the maximum allowed contribution to the Company-sponsored 401(k) Plan may receive an additional credit to the Deferred Compensation Plan. The credit will be equal to 50% of the lesser of (a) the amount contributed to the 401(k) Plan plus the amount deferred under this Plan, or (b) 6% of base salary reduced by the amount of any matching contributions in the 401(k) Plan. The employee may elect to have his deferrals credited to an Interest Account or a Company Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in the common stock of the Company and will be credited with dividends and those dividends will be reinvested. The shares of common stock identified as obligations under the Plan are held in a rabbi trust. Payments from the Plan may be made in a lump sum or in annual installments for up to ten years at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey, Protsch and Walker participate in the Plan.

  REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION


To Our Shareowners:
The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is currently comprised of four non-employee directors. The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

The Committee is committed to implementing an overall compensation program for executives that furthers the Company's mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies:

  . Total compensation should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

  . Base salary levels should be targeted at a competitive market range of base salaries paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of base salaries paid by a selected group of utility and general industry companies.

  . Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, the Committee targets incentive levels at the median (50th percentile) of incentive compensation paid by a selected group of utility and general industry companies.

Components of Compensation
The major elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive's total compensation package, including employee benefit and perquisite programs. The Committee's goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other similarly situated executives. The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive compensation of the comparison group of companies.

Base Salaries
The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. The Committee annually adjusts base salaries to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limits across-the-board increases. The Committee does not consider individual performance factors in setting base salaries. The Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Based on the foregoing, the Committee established the annual salary for Mr. Davis at $685,000 for the 2001 fiscal year.

Short-Term Incentives
The Company's short-term (annual) incentive programs promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses tied to the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the programs' performance goals, the relative weight assigned to each goal and the targeted and maximum award levels. A description of the short-term incentive programs available during 2001 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan -- In 2001, the Alliant Energy Corporation Management Incentive Compensation Plan (the "MICP") covered executives and was based on achieving annual targets in corporate performance that included earnings per share ("EPS"), safety and environmental targets for the utility businesses, and business unit and individual performance goals. Target and maximum bonus awards under the MICP in 2001 were set at the median of the utility and general industry market levels. The Committee considered these targets to be achievable, but to require above-average performance from each of the executives. The level of performance achieved in each category determines actual payment of bonuses, as a percentage of annual salary. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards range from 0% to 100% of annual salary for eligible executives other than Mr. Davis. The amounts paid under the MICP to eligible officers included in the Summary Compensation Table are reflected in that table under the heading "Bonus".

In 2001, Mr. Davis was covered by the MICP. Awards for Mr. Davis under the MICP in 2001 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 2001, that apportionment was 75% for corporate performance and 25% for strategic goal performance. Corporate performance is measured based on Company-wide EPS, environmental, diversity and safety targets established at the beginning of the year. Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 2001 MICP award range for Mr. Davis was from 0% to 150% of annual salary. The award earned by Mr. Davis under the MICP for 2001 is set forth in the Summary Compensation Table under the heading "Bonus".

Long-Term Incentives
The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Alliant Energy Corporation Long-Term Equity Incentive Plan permits grants of stock options, restricted stock and performance units/shares with respect to the Company's common stock. The Committee believes the Long-Term Equity Incentive Plan balances the Company's annual compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the Company's shareowners. A description of the long-term incentive programs available during 2001 to executive officers under the Long-Term Equity Incentive Plan is set forth below.

Alliant Energy Corporation Long-Term Incentive Program -- The Alliant Energy Corporation Long-Term Incentive Program covered executives and consisted of the following components in 2001: non-qualified stock options and performance shares. Non-qualified stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of the Company's common stock. The payout from the performance shares is based on two equally-weighted performance components: the Company's three-year total return to shareowners relative to an investor-owned utility peer group, and annualized EPS growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan. Thus, the two components of the Long-Term Incentive Program (i.e., stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 2001, the Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey, Hoffman, Protsch and Walker. All option grants had per share exercise prices equal to the fair market value of a share of Company common stock on the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a ten-year term from the date of the grant. Executives in the Alliant Energy Corporation Long-Term Equity Incentive Program were also granted performance shares. Performance shares will be paid out in shares of the Company's common stock or cash. The award will be modified by a performance multiplier, which ranges from 0 to 2.00 based on Company performance.

In determining actual award levels under the Alliant Energy Corporation Long-Term Equity Incentive Program, the Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. The Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 2001. Mr. Davis' awards in 2001 under the Long-Term Incentive Program are shown in the tables under "Stock Option Grants in 2001" and "Long-Term Incentive Awards in 2001".

Stock Ownership Guidelines
The Company has established stock ownership guidelines for executive officers as a way to better align the financial interests of its officers with those of its shareowners. These officers are expected to make continuing progress towards compliance with these guidelines and to comply fully with the guidelines within five years of implementation. Officers are required to own stock with a value equal to a specified multiple of their base salaries. Under these guidelines, the requisite multiples are three for the Chief Executive Officer and Executive Vice Presidents and 1.5 for Vice Presidents. The Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires.

Policy with Respect to the $1 Million Deduction Limit
Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee intends, in most instances, to qualify future compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

Conclusion
The Committee believes the existing executive compensation policies and programs provide an appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE
Judith D. Pyle (Chair)
Alan B. Arends
Jack B. Evans
David A. Perdue

                         REPORT OF THE AUDIT COMMITTEE


The Audit Committee (the "Committee") of the Board of Directors of the Company is composed of five independent directors, each of whom is independent as defined in the New York Stock Exchange's listing standards. The Committee operates under a written charter adopted by the Board of Directors. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

The Company's management ("management") is responsible for the Company's internal controls and the financial reporting process, including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Company's independent auditors have provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence. The Committee considered whether the independent auditors provision of non-audit services is compatible with maintaining the independent auditors independence. The fees to the independent auditors for 2001 were as follows:

                     Audit Fees................... $936,324
                     Financial Information Systems
                     and Implementation Fees......        0
                     All Other Fees:
                      Audit-Related Fees* $404,086
                      Tax Related Fees...  491,443
                      Other..............   35,159
                                          --------
                     Total All Other Fees.........  930,688

----------
*Audit-related fees include statutory audits of subsidiaries, benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, assistance with registration statements, comfort letters and consents.

The Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal controls and overall quality of the Company's financial reporting.

Based on the Committee's reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

AUDIT COMMITTEE
Jack B. Evans (Chair)
Alan B. Arends
Katharine C. Lyall
Singleton B. McAllister
Judith D. Pyle

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


Rules of the SEC require that the Company show a graphical comparison of the total return on its common stock for the last five fiscal years with the total returns of a broad market index and a more narrowly focused industry or group index. (Total return is defined as the return on common stock including dividends and stock price appreciation, assuming reinvestment of dividends.) The Company has selected the Standard & Poors (S&P) 500 Index for the broad market index and the S&P Utility Index as the industry index. These indices were selected because of their broad availability and recognition. The following chart compares the total return of an investment of $100 in Company common stock on December 31, 1996, with like returns for the S&P 500 and S&P Utilities indices. Pursuant to SEC rules, the table reflects only information regarding the common stock of the Company (formerly known as WPL Holdings, Inc.).

                                    [CHART]

Cumulative Total Shareholder Return
    Alliant Energy Corporation

       Alliant
       Energy       S&P         S&P
       Corporation  Utilities   500
       (LNT)        Index       Index
1996   100.00       100.00      100.00
1997   126.31       118.61      131.01
1998   131.22       130.59      165.95
1999   119.99       114.29      198.35
2000   148.91       176.35      178.24
2001   151.57       119.01      154.99

                                                  December 31,
                                 ------- ------- ------- ------- ------- -------
                                  1996    1997    1998    1999    2000    2001
-------------------------------- ------- ------- ------- ------- ------- -------
Alliant Energy Corporation (LNT) $100.00 $126.31 $131.22 $119.99 $148.91 $151.57
-------------------------------- ------- ------- ------- ------- ------- -------
S&P Utilities Index               100.00  118.61  130.59  114.29  176.35  119.01
-------------------------------- ------- ------- ------- ------- ------- -------
S&P 500 Index                     100.00  131.01  165.95  198.35  178.24  154.99

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


The Company's directors, its executive officers and certain other officers are required to report their ownership of the Company's common stock and subsidiary preferred stock and any changes in that ownership to the SEC and the New York Stock Exchange. To the best of the Company's knowledge, all required filings in 2001 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.


By Order of the Board of Directors


/s/ F. J. Buri

F. J. Buri
Corporate Secretary

                                                              [LOGO] Alliant
                                                              Energy /TM/

                                                            We're on for you

(C) 2002 Alliant Energy
71-0906

                           ALLIANT ENERGY CORPORATION
                                   PO BOX 2568
                             MADISON WI 53701-2568

                  --------------------------------------------
                  ANNUAL MEETING OF SHAREOWNERS - MAY 15, 2002
                  --------------------------------------------



The undersigned appoints Erroll B. Davis, Jr. and F.J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the "Company"), held of record in the name of the undersigned (including any shares held or credited to the undersigned's account under the Company's Shareowner Direct Plan and ISU Employee Stock Ownership
Plan) at the close of business on March 25, 2002, at the Annual Meeting of Shareowners of the Company to be held at the U.S. Cellular Center, Cedar Rapids, Iowa on May 15, 2002 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated April 4, 2002 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.
This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote "FOR" the election of all listed director nominees and "FOR" the proposal to approve the 2002 Equity Incentive Plan.

                       "E" IS FOR EASY. . . AND ELECTRONIC


To access the Annual Report and Proxy Statement on the Internet, please open our site at www.proxyvoting.com/alliant. We encourage you to check out our site to see how easy and convenient it is. Click on the Annual Report button for the Annual Report/Proxy Statement. You may print or just view these materials. Your Internet provider may have usage charges associated with electronic access. Electronic methods cut down on your paperwork. They also reduce our printing and postage costs which achieves greater shareowner value. If you would like electronic access to these reports next year and not receive them by mail, be sure to indicate this when you complete the proxy card.

Remember, whether or not you are attending the annual meeting, we encourage you to vote your shares and thank you for being an Alliant Energy Shareowner.

                                 WHERE AND WHEN

You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 15, 2002 at 1:00 p.m. at the U.S. Cellular Center, 370 First Ave. NE, Cedar Rapids, Iowa.

A light refreshment will be served following the meeting.

[Logo of Alliant Energy]
                                             Shareowner Services
                                             PO Box 2568
                                             Madison WI 53701-2568

                                             SHAREOWNER INFORMATION NUMBERS

                                             Local Madison, WI... 1-608-458-3110
                                             All Other Areas..... 1-800-356-5343









[_]  I (we) will attend the annual meeting.

[_] I (we) consent to access future notices of annual meetings, proxy statements and annual reports electronically on the internet, instead of receiving these materials by mail.

Indicate your vote by an (x) in the appropriate boxes

1.   ELECTION OF DIRECTORS

    Nominees for terms ending in 2005:                    WITHHOLD     FOR ALL
                                             FOR ALL      FOR ALL      EXCEPT(*)
                                               [_]          [_]          [_]
      01  Alan B. Arends
      02  Katharine C. Lyall
      03  Singleton B. McAllister
      04  Anthony R. Weiler

(*) TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE AND MARK AN (X) IN THE "For all Except" BOX.

2.   PROPOSAL TO APPROVE THE 2002 EQUITY INCENTIVE PLAN

                                   FOR       AGAINST       ABSTAIN
                                   [_]         [_]           [_]

Please date and sign your name(s) exactly as shown above and mail promptly in the enclosed envelope.


-------------------------------------------------------------------------------
Signature                                   Date


-------------------------------------------------------------------------------
Signature                                   Date


Important: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.



Please fold and detach Proxy Card at perforation if appointing a proxy by mail.
-------------------------------------------------------------------------------

Please take a moment to vote your shares for the upcoming Annual Meeting of Shareowners. You can access our home page at www.alliantenergy.com to view the Annual Report and Proxy Statement. You can appoint a proxy to vote your shares in one of three ways:

OPTION #1: By Telephone: Call toll free: 1-800-660-7580 using a touch tone phone 24 hours a day, 7 days a week. You will be asked to enter the Control Number below. If you wish to instruct your proxy to vote "For" all matters as recommended by the Board of Directors, simply press 1. Please wait for your confirmation. If you do not wish to instruct your proxy to vote as the Board recommends, you need only respond to a few simple prompts.

There is no charge for this call.

                ------------------------------------------------
                             Your Control Number is:



                          For Telephone/Internet Voting
                ------------------------------------------------

          (Appointing your proxy by telephone or Internet authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.)

OPTION #2: By Internet: Access www.proxyvoting.com/alliant and by using the Control Number above, respond to a few simple prompts.

OPTION #3: By Mail: If you do not desire to appoint your proxy by telephone or Internet, please mark, sign, date and return the proxy card above.

Your telephone or Internet proxy must be received by 5 p.m. CST on May 13, 2002 to be counted in the final tabulation.

If you appoint a proxy by telephone or Internet, please do not mail this card.